Exhibit 99.1

Sound Point Meridian Announces $100 Million “Net Asset Value” Credit Facility

Provides Liquidity for Investments, Working Capital and General Corporate Purposes

NEW YORK – (BUSINESS WIRE) – Jul. 9, 2024 – Sound Point Meridian Capital, Inc. (NYSE: SPMC), a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Company”), today announced that it has entered into a $100 million “net asset value” revolving credit facility with Canadian Imperial Bank of Commerce (“CIBC”), as a lender and administrative agent, which may be increased up to $125 million pursuant to the terms thereof (the “CIBC Credit Facility”). The CIBC Credit Facility is secured by a first-priority perfected security interest in substantially all assets of the Company, including, without limitation, all eligible portfolio investments of the Company, subject to certain exceptions.

Borrowings under the CIBC Credit Facility may be utilized for the Company’s investment activities, working capital and general corporate purposes. Borrowings under the CIBC Credit Facility will bear interest at either (i) term SOFR plus a margin of 3.75% per annum, or (ii) the alternate base rate plus a margin of 2.75% per annum. The Company may only borrow at term SOFR rate at the time of drawdown, but the borrowings may be converted to bear interest at the alternate base rate under certain conditions.

The CIBC Credit Facility will mature on July 8, 2026, which may be extended for an additional period of up to 364 days pursuant to the terms thereof.

About the Company

The Company is an externally managed, non-diversified closed-end management investment company. The Company’s investment objective is to generate high current income, with a secondary objective to generate capital appreciation, by investing primarily in third-party collateralized loan obligation (“CLO”) equity and mezzanine tranches of predominately U.S. dollar-denominated CLOs backed by corporate leveraged loans issued primarily to U.S. obligors. The Company is externally managed and advised by Sound Point Meridian Management Company, LLC, a Delaware limited liability company. The Company’s public filings are available free of charge by writing to the Company at 375 Park Avenue, 34th Floor, New York, New York 10152, Attention: Investor Relations, or by telephone at (833) 217-6665.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company’s other filings with the Securities Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

NOT FDIC INSURED ● NO BANK GUARANTEE ● MAY LOSE VALUE

Investor Relations:

Garrett Edson – ICR; Julie Smith – Sound Point Capital

(833) 217-6665

ir@soundpointmeridiancap.com

www.soundpointmeridiancap.com

Source: Sound Point Meridian Capital, Inc.